Exhibit 5.6

One Monument Square
Portland, ME 04101-1110

207-791-1100 voice
207-791-1350 fax
info@pierceatwood.com

pierceatwood.com

June 16, 2011

EarthLink, Inc.

1375 Peachtree Street, N.W.

Atlanta, GA 30309

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Ladies and Gentlemen:

We have acted as special counsel to Conversent Communications of Maine, LLC, a Maine limited liability company (“Conversent Maine”) and are furnishing this opinion letter in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by EarthLink, Inc., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement, including Conversent Maine (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $300,000,000 in aggregate principal amount of 8.875% Senior Notes due 2019 of the Company (the “Exchange Notes”) in exchange for up to $300,000,000 in aggregate principal amount of 8.875% Senior Notes due 2019 of the Company outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be made by Conversent Maine and the other Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of May 17, 2011(the “Base Indenture”) by and among the Company, the Guarantors parties thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and a First Supplemental Indenture, dated as of June 7, 2011 by and among the Company, the Guarantors parties thereto and the Trustee (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”).

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimiles and scanned and emailed documents). As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Maine, including the Maine Limited Liability Company Act (the “Maine LLC Act”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.             Conversent Maine is validly existing and in good standing as a limited liability company under the Maine LLC Act as of the date hereof.

2.             Conversent Maine had, as of the date of the Base Indenture and the First Supplemental Indenture, and has as of the date hereof, the limited liability company power to execute, deliver and perform its obligations under the Indenture.

3.             The Base Indenture and the First Supplemental Indenture have each been duly authorized, executed and delivered by Conversent Maine under the Maine LLC Act.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Troutman Sanders LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Troutman Sanders LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Pierce Atwood LLP

PIERCE ATWOOD LLP

SCHEDULE I

1.             Articles of Organization of Conversent Maine, as amended, as certified by the Secretary of State of the State of Maine on May 5, 2011.

2.             The Amended and Restated Limited Liability Company Operating Agreement of Conversent Communications of Maine, LLC, dated as of June 30, 2006.

3.             A Certificate from the Secretary of State of the State of Maine as to Conversent Communications of Maine’s existence and good standing in the State of Maine, dated June 7, 2011 and a letter, dated June 16, 2011, from National Corporate Research, Ltd. to Susan C. Arnold of Troutman Sanders LLP regarding verbal confirmation from the Maine Secretary of State via telephone that Conversent Maine is active with the state.

4.             An Officer’s Certificate, dated June 16, 2011, of Samuel R. DiSimone, Jr., Executive Vice President, General Counsel and Secretary of EarthLink, Inc. and each of the Guarantors, certifying, among other things, (i) the due organization of Conversent Maine, (ii) the Articles of Organization of Conversent Maine, (iii) the Operating Agreement of Conversent Maine, (iv) resolutions adopted by the sole member of Conversent Maine authorizing, among other things, the execution, delivery and performance of the Base Indenture, the First Supplemental Indenture and the Registration Statement and the transactions contemplated thereby and (v) the incumbency of the officers acting on behalf of Conversent Maine who executed the Registration Statement, the Base Indenture or the Supplemental Indenture.

5.             The Base Indenture.

6.             The First Supplemental Indenture.